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                                                               Exhibit 4 (f) (4)

                               AMENDMENT NO. 1 TO
                             NOTE PURCHASE AGREEMENT


         AMENDMENT NO. 1 TO NOTE PURCHASE AGREEMENT (this "Amendment"), dated as of June 30, 1999, among KITTY HAWK FUNDING CORPORATION, a Delaware corporation, as a secured party (together with its successors and assigns, the "Company"), CAC FUNDING CORP., a Nevada corporation, as issuer (together with its successors and assigns, the "Issuer") and NATIONSBANK, N.A., a national banking association ("NationsBank"), individually and as agent for the Company and the Bank Investors (together with its successors and assigns in such capacity, the "Agent"), amending that certain Note Purchase Agreement (the "Note Purchase Agreement"), dated as of July 7, 1998, among the Company, the Issuer and NationsBank, individually and as the Agent.

         WHEREAS, on the terms and conditions set forth herein, the parties thereto wish to amend the Note Purchase Agreement as provided herein.

         NOW, THEREFORE, the parties hereby agree as follows:

         SECTION 1. Defined Terms. As used in this Amendment capitalized terms have the same meanings assigned thereto in the Note Purchase Agreement.

         SECTION 2. Amendment of Certain Terms.

    (a) Section 1.1 of the Note Purchase Agreement is hereby amended by deleting the definition of "Assignment Amount" and replacing it with the following:

         ""Assignment Amount" with respect to a Bank Investor shall mean at any time an amount equal to the lesser of (i) such Bank Investor's Pro Rata Share of the Net Investment at such time, (ii) such Bank Investor's Pro Rata Share of the aggregate Outstanding Balance of the Contracts (other than Defaulted Contracts) plus all Collections received by the Servicer but not yet remitted by the Servicer plus any amounts in respect of Ineligible Loans and Ineligible Contracts required to be paid by the Issuer at such time and
    (iii) such Bank Investor's unused Commitment."


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    (b)  Section 1.1 of the Note Purchase Agreement is hereby amended by deleting the reference to "July 6, 1999" in the definition of "Commitment Termination Date" and replacing such reference with "June 28, 2000".

    (c) Section 1.1 of the Note Purchase Agreement is hereby amended by deleting the definition of "Facility Limit" and replacing it with the following:

         ""Facility Limit" shall mean, as of July 20, 1999, $72,700,000, and at any time thereafter, 102% of the Net Investment; provided, that at no time shall the Facility Limit exceed $72,700,000."

    (d) Section 1.1 of the Note Purchase Agreement is hereby amended by deleting the definition of "Net Asset Test".

    (e) Section 1.1 of the Note Purchase Agreement is hereby amended by deleting the reference to "July 6, 1999" in clause (viii) of the definition of "Termination Date" and replacing such reference with "June 28, 2000".

    (f) Section 2.1(e)(i)(4) of the Note Purchase Agreement is hereby amended by deleting the reference to "2006" therein and replacing such reference with "2007".

    (g) Section 2.1(b) of the Note Purchase Agreement is hereby amended by inserting the following between "Funding" and "(i)" in the fourth line thereof:
", after giving effect to such Funding,".

    (h) Section 4.1(j) of the Note Purchase Agreement is hereby amended by adding the following to the end thereof: "or the consummation on any Subsequent Funding Date of any Subsequent Funding".

    (i) Section 4.2(a)(i) of the Note Purchase Agreement is hereby amended by deleting the reference to "(90)" therein and replacing such reference with "(120)".

    (j) Section 4.2(a)(ii) of the Note Purchase Agreement is hereby amended by deleting the reference to "(45)" therein and replacing such reference with "(60)".

    (k) Section 4.2(f) of the Note Purchase Agreement is hereby amended by adding the following after the words "minute books" in the twenty-ninth line thereof:





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"and the holding of regular board of director meetings".

    (l) Article VI of the Note Purchase Agreement is hereby amended by deleting Section 6.7 and replacing it with the following:

         "SECTION 6.7 Bank Commitment; Assignment to Bank Investors. (a) Bank Commitment. At any time on or prior to the Commitment Termination Date, in the event that the Bank Investors elect to make a Subsequent Funding as requested under Section 2.1(a), then at any time, the Issuer shall be considered to have directed the Company to assign its interest in the Note in whole to the Bank Investors pursuant to this Section 6.7(a). In addition, at any time on or prior to the Commitment Termination Date (i) upon the occurrence of a Termination Event that results in the Termination Date or
    (ii) the Company elects to give notice to the Issuer of a Notice Termination Date, the Issuer hereby requests and directs that the Company assign its interest in the Note in whole to the Bank Investors pursuant to this Section 6.7(a) and the Issuer hereby agrees to pay the amounts described in Section 6.7(c) below. No further documentation or action on the part of the Company shall be required to exercise the rights set forth in the immediately preceding sentence, other than, in the case of clause (i) of such sentence, receipt of notice by the Bank Investors from the Agent that a Termination Date has occurred or, in the case of clause (ii) of such sentence, the giving of the notice set forth in such clause and the delivery by the Agent of a copy of such notice to each Bank Investor (the date of the receipt of a notice referred to in such clauses, together with the occurrence of the event referred to in the first sentence of this paragraph, being the "Effective Date"). Each Bank Investor hereby agrees, unconditionally and irrevocably and under all circumstances, without setoff, counterclaim or defense of any kind, to pay the full amount of its Assignment Amount on such Effective Date to the Company in immediately available funds to an account designated by the Agent. Upon payment of its Assignment Amount, each Bank Investor shall acquire its Pro Rata Share of the Note and shall assume its respective portion of the Company's obligations hereunder, and the Company shall be released from such portion of such obligations. If, by 2:00 P.M. (New York time) on the Effective Date, one or more Bank Investors (each, a "Defaulting Bank Investor", and each Bank Investor other than



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    any Defaulting Bank Investor being referred to as a "Non-Defaulting Bank
    Investor") fails to pay its Assignment Amount (the aggregate amount not so made available to the Company being herein called the "Assignment Amount Deficit"), then the Agent shall, by no later than 2:30 P.M. (New York time) on the Effective Date, instruct each Non-Defaulting Bank Investor to pay, by no later than 3:00 P.M. (New York time) on the Effective Date, in immediately available funds, to the account designated by the Company, an amount equal to the lesser of (x) such Non-Defaulting Bank Investor's proportionate share (based upon the relative Commitments of the Non-Defaulting Bank Investors) of the Assignment Amount Deficit and (y) its unused Commitment. A Defaulting Bank Investor shall forthwith, upon demand, pay to the Agent for the ratable benefit of the Non-Defaulting Bank Investors all amounts paid by each Non-Defaulting Bank Investor on behalf of such Defaulting Bank Investor, together with interest thereon for each day from the date a payment was made by a Non-Defaulting Bank Investor until the date such Non-Defaulting Bank Investor has been paid such amounts in full at a rate per annum equal to the rate determined in accordance with clause (i) of the definition of "Base Rate" plus two percent (2%). In addition, if, after giving effect to the provisions of the immediately preceding sentence, any Assignment Amount Deficit continues to exist, each such Defaulting Bank Investor shall pay interest to the Agent on such Defaulting Bank Investor's portion of such remaining Assignment Amount Deficit, at a rate per annum equal to the rate determined in accordance with clause (i) of the definition of "Base Rate" plus two percent (2%), for each day from the Effective Date until the date such Defaulting Bank Investor shall pay its portion of such remaining Assignment Amount Deficit in full to the Company. Upon any assignment by the Company to the Bank Investors contemplated hereunder, the Company shall cease to make any further advances to the Issuer hereunder.

    (b) Assignment by a Bank Investor.

         (i) No Bank Investor may assign all or any portion of its Commitment or interest in the Note and its rights and obligations hereunder to any Person unless approved in writing by the Issuer (which approval shall not be unreasonably withheld), the Administrative Agent,



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    on behalf of the Company, and the Agent. In connection with any such assignment by a Bank Investor to another Person, the assignor shall deliver to the assignee an Assignment and Assumption Agreement, duly executed, assigning to such assignee all or any portion of (A) such assignor's Commitment and other obligations hereunder and (B) such assignor's pro rata interest in the Note and other rights hereunder, and such assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to protect, or more fully evidence the assignee's right, title and interest in and to such interest and to enable the Agent, on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. Upon any such assignment, (i) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party with respect to such assignor's Commitment and interest in the Note for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party and (ii) the assignor shall have no further obligations with respect to the portion of its Commitment hereunder which has been assigned and shall relinquish its rights with respect to the portion of its interest in the Note which has been assigned for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. No such assignment shall be effective unless a fully executed copy of the related Assignment and Assumption Agreement shall be delivered to the Agent and the Issuer. All costs and expenses of the Agent incurred in connection with any assignment hereunder shall be borne by the Issuer. No Bank Investor shall enter into any Assignment and Assumption Agreement hereunder without also simultaneously assigning an equal portion of its interest in the Liquidity Agreement.

         (ii) By executing and delivering an Assignment and Assumption Agreement, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption Agreement,



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    the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value or this Agreement, the other Transaction Documents or any such other instrument or document; (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Issuer, CAC or the Servicer or the performance or observance by the Issuer, CAC or the Servicer of any of their respective obligations under this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, the Security Agreement and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement and to purchase such interest;
    (iv) such assignee will, independently and without reliance upon the Agent, or any of its Affiliates, or the assignor and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Transaction Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Agreement, the other Transaction Documents, the Loans, the Contracts and the Related Security;
    (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Transaction Documents are required to be performed by it as the assignee of the assignor; and (vii) such assignee agrees that it will not institute against the Company any proceeding of the type referred to in
    Section 7.6 prior to the date which is one year and one day after the payment in full of all Commercial Paper issued by the Company.



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         (c) Issuer's Obligation to Pay Certain Amounts; Additional Assignment
    Amount. The Issuer shall pay to the Agent, for the account of the Company, in connection with any assignment by the Company to the Bank Investors pursuant to Section 6.7(a), an aggregate amount equal to all Carrying Costs to accrue through the end of each outstanding funding period plus all other amounts owed to the Agent, the Company or the Bank Investors pursuant to any Transaction Document (other than the Net Investment). If the Issuer fails to make payment of such amounts at or prior to the time of assignment by the Company to the Bank Investors, such amount shall be paid by the Bank Investors (in accordance with their respective Pro Rata Shares) to the Company as additional consideration for the interests assigned to the Bank Investors and the amount of the "Net Investment" hereunder held by the Bank Investors shall be increased by an amount equal to the additional amount so paid by the Bank Investors.

         (d) Administration of Agreement After Assignment by Company to Bank Investors. After any assignment by the Company to the Bank Investors pursuant to Section 6.7(a) (and the payment of all amounts owing to the Company in connection therewith), all rights of the Administrative Agent and the Collateral Agent set forth herein shall be deemed to be afforded to the Agent on behalf of the Bank Investors instead of either such party.

         (e) Payments after Assignment by Company to Bank Investors. After any assignment by the Company to the Bank Investors pursuant to Section 6.7(a), all payments to be made hereunder by the Issuer or the Servicer to the Company shall be made to the Agent's account as such account shall have been notified to the Issuer and the Servicer. In the event that the aggregate of the Assignment Amounts paid by the Bank Investors pursuant to Section 6.7(a) is less than the Net Investment of the Company on the date of such assignment, then to the extent payments made hereunder in respect of the Net Investment exceed the aggregate of the Assignment Amounts, such excess shall be remitted by the Agent to the Collateral Agent.

         (f) Downgrade of Bank Investor. If at any time prior to any assignment by the Company to the Bank Investors as contemplated


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    pursuant to Section 6.7(a), the short term debt rating of any Bank Investor shall be "A-2" or "P-2" from Standard & Poor's or Moody's, respectively, with negative credit implications, such Bank Investor, upon request of the Agent, shall, within 30 days of such request, assign its rights and obligations hereunder to another financial institution (which institution's short term debt shall be rated at least "A-2" and "P-2" from Standard & Poor's and Moody's, respectively, and which shall not be so rated with negative credit implications and which is acceptable to the Company and the Agent). If the short term debt rating of a Bank Investor shall be "A-3" or "P-3", or lower, from Standard & Poor's or Moody's, respectively (or such rating shall have been withdrawn by Standard & Poor's or Moody's), such Bank Investor, upon request of the Agent, shall, within five (5) Business Days of such request, assign its rights and obligations hereunder to another financial institution (which institution's short term debt shall be rated at least "A-2" and "P-2" from Standard & Poor's and Moody's, respectively, and which shall not be so rated with negative credit implications and which is acceptable to the Company and the Agent). In either such case, if any such Bank Investor shall not have assigned its rights and obligations under this Agreement within the applicable time period described above, the Company shall have the right to require such Bank Investor to pay to the Agent an amount equal to such Bank Investor's Commitment for deposit by the Agent into an account, in the name of the Agent, which shall be in satisfaction of such Bank Investor's obligations to make Subsequent Fundings and to pay its Assignment Amount upon an assignment from the Company in accordance with
    Section 6.7(a) hereof. The amount on deposit in such account shall be invested by the Agent in Eligible Investments and such Eligible Investments shall be selected by the Agent in its sole discretion. The Agent shall remit to such Bank Investor, monthly, the income thereon. Nothing in the three preceding sentences shall affect or diminish in any way any such downgraded Bank Investor's Commitment to the Issuer or the Company or such downgraded Bank Investor's other obligations and liabilities hereunder and under the other Transaction Documents."

         SECTION 3. Representations and Warranties. The Issuer hereby makes to the Agent, the Company and the Bank Investors, on and as of the date hereof, all of the representations and warranties set forth in Section 4.1 of the Note Purchase



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    Agreement, except that to the extent that any of such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true and correct as of such earlier date.

         SECTION 4. Effectiveness. This Amendment shall become effective on June 30, 1999.

         SECTION 5. Condition Precedent to Subsequent Funding. Prior to the Subsequent Funding next succeeding the Closing Date, the Debtor shall obtain and, unless otherwise consented to by the Agent, have at all times in effect, an interest rate cap agreement (the "Interest Rate Cap") with a financial institution (the "Cap Counterparty"), which shall at all times during the term of the Interest Rate Cap be acceptable to the Agent and shall have at all times a rating of at least "A3" from Moody's and "A-" from Standard & Poor's and which has irrevocably and unconditionally agreed that, prior to the date which is one year and one day after the payment in full of all Commercial Paper issued by the Company, it will not acquiesce, petition or otherwise invoke or cause the Debtor to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against the Debtor under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Debtor or any substantial part of its property or ordering the winding-up or liquidation of the affairs of the Debtor. The Interest Rate Cap shall be in form and substance acceptable to the Agent and shall provide (i) that all amounts payable thereunder shall be paid by the Cap Counterparty directly to the Collection Account, (ii) that the Debtor's rights thereunder have been irrevocably assigned to, and a security interest therein has been granted to, the Collateral Agent for the benefit of the Secured Parties, (iii) for a strike rate of not more than 7.50% per annum, and (iv) that it covers a notional amount corresponding to an amortization schedule provided by the Collateral Agent and attached hereto as Exhibit A. Nothing in this Section shall be interpreted as limiting in any way the other conditions to Funding in the Note Purchase Agreement or the Security Agreement.

         SECTION 6. Costs and Expenses. The Issuer shall pay all of the Company's, the Bank Investors' and the Agent's cost and expenses (including out of pocket expenses and reasonable attorneys fees and disbursements) incurred by them in connection with the preparation, execution and delivery of this Amendment.


         SECTION 7. Governing Law. THIS AMENDMENT SHALL BE



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    GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW
    YORK.

         SECTION 8. Severability; Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 9. Captions. The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         SECTION 10. Ratification. Except as expressly affected by the provisions hereof, the Note Purchase Agreement as amended shall remain in full force and effect in accordance with its terms and ratified and confirmed by the parties hereto. On and after the date hereof, each reference in the Note Purchase Agreement to "this Agreement", "hereunder", "herein" or words of like import shall mean and be a reference to the Agreement as amended by this Amendment.









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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
    Amendment No. 1 to the Note Purchase Agreement as of the date first written above.


                                            CAC FUNDING CORP., as Issuer


                                            By:   /S/ Douglas W. Busk
                                               ---------------------------------
                                               Name: Douglas W. Busk


                                            KITTY HAWK FUNDING CORPORATION,
                                             as Company


                                            By:   /S/ Richard L. Taiano
                                               ---------------------------------
                                               Name:  Richard L. Taiano
                                               Title: Vice President


                                            NATIONSBANK, N.A., Individually and
                                             as Collateral Agent


                                            By:   /S/ Brian D. Krum
                                               ---------------------------------
                                               Name:  Brian D. Krum
                                               Title: Vice President



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